UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2014

BIOMODA, INC.
(Exact name of registrant as specified in its charter)

New Mexico	333-90738	85-0392345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

609 Broadway NE Albuquerque, NM	87102
(Address of Principal Executive Offices)	(Zip Code)

(505) 821-0875
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP

As previously reported, on November 20, 2013, Biomoda, Inc. (the “Company”), filed a voluntary petition for relief (the “Bankruptcy Filing”) under Chapter 11 of the United States bankruptcy code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Mexico (the “Bankruptcy Court”), case No. 13-13768-t11.

Confirmation of Amended Plan of Reorganization

On March 27, 2014 (the “Confirmation Date”), the Bankruptcy Court entered an order confirming the Company's Amended Plan of Reorganization of Biomoda, Inc. (the “Plan”) under Chapter 11 of the Bankruptcy Code (the “Confirmation Order”). A copy of the Plan is attached hereto as Exhibit 2.1.

The following is a summary of certain material provisions of the Plan, as confirmed by the Bankruptcy Court pursuant to the Confirmation Order. This summary is not intended to be a complete description of the Plan, and it is qualified in its entirety by reference to the full text of the Plan. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

Material Features of the Plan

Designation of and Provisions for the Treatment of Classes of Claims and Interests

All claims of creditors and holders of equity interests (except for Administrative Expense Claims and Priority Tax Claims) are placed in the classes set forth below:

•
Class 1 consists of separate sub-Classes (A – L) for all Secured Notes Claims as set forth on Exhibit A to the Plan. Each holder of an Allowed Secured Note Claim will receive shares in the Reorganized Debtor at the share price of $0.165 per share in accordance with the New Capitalization Table, attached to the Plan as Exhibit B, in full satisfaction, release, settlement of, and in exchange for, such Allowed Secured Note Claim.

•
Class 2 consists of all Secured Claims, other than the Secured Notes Claims. Each holder of an Allowed Secured Claim shall, as the sole option of the Debtor or the Reorganized Debtor, as applicable: (1) have its Allowed Secured Claim reinstated and rendered Unimpaired in accordance with Bankruptcy Code section 1124(2); or (2) receive the collateral securing its Allowed Secured Claim and any interest on such Allowed Secured Claim required to be paid pursuant to Bankruptcy Code section 506(b).

•
Class 3 consists of all Allowed Other Priority Claims entitled to priority in payment under Bankruptcy Code section 507(a), other than Administrative Expense Claims or Priority Tax Claims. Each holder of an Allowed Other Priority Claim will be paid in full in Cash.

•
Class 4 consists of all Allowed General Unsecured Claims. On, or as soon as reasonably practicable after, (1) the Effective Date if a General Unsecured Claim is an Allowed General Unsecured Claim on the Effective Date or (2) the Distribution Date following the date on which a General Unsecured Claim becomes an Allowed General Unsecured Claim, each holder of such Allowed General Unsecured Claim will receive Cash equal to ten percent (10%) of such Allowed General Unsecured Claim, to the extent not already paid, in full satisfaction, release, settlement of, and in exchange for, such Allowed General Unsecured Claim.

•	Class 5 consists of all Allowed Subordinated Claims. On the Effective Date, all Subordinated Claims shall be cancelled without any distribution.

•
Class 6 consists of all Old Equity Interests and any Claims directly or indirectly arising from or under, or relating in any way to, the Old Equity Interests, other than Class 5 Subordinated Claims. No holder of an Old Equity Interest will be entitled to, nor will it receive or retain, any property or interest on account of its Old Equity Interests. On the Effective Date, all Old Equity Interests will be deemed cancelled and extinguished.

Executory Contracts and Unexpired Leases

Upon the Effective Date, all prepetition executory contracts and unexpired leases not assumed by the Company on or before the Effective Date will be deemed rejected by the Company, except for those executory contracts and/or unexpired leases identified on Exhibit C to the Plan.

Equity Structure of Reorganized Debtor

Prior to the Confirmation Date, the Company was authorized to issue 700,000,000 shares of common stock of which approximately 176,363,961 shares are currently outstanding. Biomoda was also authorized to issue 4,000,000 shares of preferred stock, of which 100 shares are outstanding. Upon the Effective Date, all Old Equity Interests will be deemed cancelled and extinguished and all of the Company’s assets will be transferred to the Reorganized Debtor, a private Delaware corporation, free and clear of all liens, claims, encumbrances and other interests. The Interests in the Reorganized Debtor will be issued according to the New Capitalization Table attached to the Plan as Exhibit B. The Reorganized Debtor is authorized to issue up to 40,000,000 shares of New Common Stock and 25,000 shares of New Preferred Stock.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

2.1 Amended Plan of Reorganization of Biomoda, Inc. dated February 10, 2014

2.2 Debtor’s Standard Monthly Operating Report for the Period from February 1, 2014 to February 28, 2014 filed March 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMODA, INC.

Date: March 27, 2014	By:	/s/ Maria Zannes
Maria Zannes
Chief Executive Officer